Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of April 21, 2022, is entered into by and among LMFAO Sponsor, LLC, a Florida limited liability company (the “Sponsor”), LMF Acquisition Opportunities, Inc., a Delaware corporation (“Acquiror”) and SeaStar Medical, Inc., a Delaware corporation (the “Company” and, together with Acquiror and the Sponsor, each a “Party” and collectively, the “Parties”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of April 21, 2022 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Acquiror and LMF Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

RECITALS

WHEREAS, as of the date of this Agreement, the Sponsor is the record holder and the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares of stock underlying unexercised warrants, but including any shares of stock acquired upon exercise of such warrants) of, and has full voting power over, no Acquiror Preferred Stock, no Acquiror Class A Common Stock, 2,587,500 Acquiror Class B Common Stock and 5,738,000 Warrants;

WHEREAS, the Company, Acquiror and Merger Sub have entered into the Merger Agreement, which provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to the provisions of the DGCL; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Company has required that the Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1

VOTING AND TRANSFER OF SHARES

Section 1.01.Binding Effect of Merger Agreement.  The Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by and comply with Sections 9.04 (‘Exclusivity’) and 9.06(b) (‘Publicity’) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.02.Voting; Waiver of Anti-Dilution Protection.

(a)The Sponsor irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the Expiration Date (the “Applicable Period”), at each meeting of the stockholders of Acquiror (a “Meeting”) and at each adjournment or postponement thereof, and in connection with each action or approval by consent in writing of the stockholders of Acquiror (a “Consent Solicitation”), to cause to be present in person or represented by proxy and to vote or cause to be voted (or express consent or dissent in writing, as applicable) all of its shares of Acquiror Common Stock that are entitled to vote (or express consent or dissent in writing, as applicable), in each case as follows:

(i)in favor of any proposal for stockholders of Acquiror to adopt the Merger Agreement and approve any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger;

(ii)in favor of any proposal to adjourn a Meeting at which there is a proposal for stockholders of Acquiror to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient shares of Acquiror Common Stock present in person or represented by proxy at such Meeting to constitute a quorum;

(iii)against any proposal providing for a Business Combination with any Person other than the Company and/or its Affiliates or the adoption of an agreement to enter into a Business Combination with any Person other than the Company and/or its Affiliates;

(iv)against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(v)against any change in the business, management or board of directors of Acquiror; and

(vi)against any action, transaction or agreement that (A) would or would reasonably be expected to result in a breach of any representation or warranty or covenant of Acquiror or the Merger Sub under the Merger Agreement; (B) would or would reasonably be expected to prevent, delay or impair consummation of the Transactions in any material respect; (C) would or would reasonably be expected to result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled; or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

(b)Any vote required to be cast or consent or dissent in writing required to be expressed pursuant to this Section 1.02 shall be cast or expressed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or Consent Solicitation.  For the avoidance of doubt, nothing contained herein requires the Sponsor (or entitles any proxy of the Sponsor) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying shares of Acquiror Common Stock.

(c)The Sponsor agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Section 1.02.

(d)The Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of January 25, 2021, by and among the Sponsor, Acquiror and other parties thereto (the “Letter Agreement”), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any shares of Acquiror Common Stock owned by the Sponsor in connection with the transactions contemplated by the Merger Agreement.

(e)Subject to, and conditioned upon the occurrence of and effective as of immediately prior to the Closing, the Sponsor hereby irrevocably waives (for itself and for its successors and assigns), to the fullest extent permitted by law and the organizational documents of the Acquiror Parties, those certain anti-dilution protection provisions contained in Section 4.3(b)(ii) of the Amended and Restated Certificate of Incorporation of Acquiror. The waiver specified in this Section 1.02(e) shall be applicable only in connection with the Transactions and this Agreement (and any Acquiror Preferred Stock, Acquiror Common Stock and Warrants or equity-linked securities issued in connection with the Transactions) and shall be void and of no further force and effect if this Agreement is terminated in accordance with Section 5.01.

Section 1.03.No Transfers.  During the Applicable Period, the Sponsor shall not, directly or indirectly:  (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants (or any right, title or interest therein) or any rights to acquire any securities or equity interests of Acquiror; (b) deposit any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants or any rights to acquire any securities or equity interests of Acquiror into a voting trust or enter into a voting agreement or any other arrangement with respect to any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants or any rights to acquire any securities or equity interests of Acquiror or grant or purport to grant any proxy or power of attorney with respect thereto; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants (or any right, title or interest therein) or any rights to acquire any securities or equity interests of Acquiror; (d) otherwise grant, permit or suffer the creation of any Encumbrances on any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions or discuss, negotiate or make an offer to enter into a commitment, agreement, understanding or similar agreement to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers between the Sponsor and any Affiliate of the Sponsor so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to Acquiror and the Company a joinder to this Agreement in the form attached hereto as Annex A.  Any Transfer or action in violation of this Section 1.03 shall be void ab initio.  If any involuntary Transfer of any shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period.

Section 1.04.Stop Transfer.  The Sponsor shall not request that Acquiror register any transfer of any Certificate or other uncertificated interest representing any shares of Acuiror

Preferred Stock, Acquiror Common Stock or Warrants made in violation of the restrictions set forth in Section 1.03 during the Applicable Period.

Section 1.05.Waiver of Appraisal Rights.  The Sponsor hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger (collectively, “Appraisal Rights”).

Section 1.06.No Agreement as Director or Officer.  The Sponsor is entering into this Agreement solely in the Sponsor’s capacity as record or beneficial owner of shares of Acquiror Common Stock or Warrants and nothing herein is intended to or shall limit or affect any actions taken by the Sponsor or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Sponsor to the board of directors of Acquiror) of the Sponsor, solely in his or her capacity as a director or officer of Acquiror (or a Subsidiary of Acquiror) or other fiduciary capacity for Acquiror’s stockholders.

Section 1.07.New Shares.  In the event that (a) any shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror are issued to the Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Acquiror Common Stock or Warrants of, on or affecting the shares of Acquiror Common Stock or Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror after the date of this Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any shares of Acquiror Preferred Stock, Acquiror Common Stock or other equity securities of Acquiror after the date of this Agreement (such shares of Acquiror Preferred Stock, Acquiror Common Stock, Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the shares of Acquiror Preferred Stock, Acquiror Common Stock or Warrants owned by the Sponsor as of the date hereof.

Section 1.08.No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

Section 1.09.No Litigation.  The Sponsor hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person in connection with the Merger Agreement or the Transactions, or (c) seeking Appraisal Rights in connection with the Merger.  Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Sponsor from enforcing the Sponsor’s rights under this Agreement.

Section 1.10.Further Assurances.  The Sponsor shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as Acquiror or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

Article 2

REPRESENTATIONS AND WARRANTIES OF THE SPONSOR

The Sponsor hereby represents and warrants to Acquiror and the Company as follows:

Section 2.01.Organization; Authorization.  The Sponsor (a) is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Florida, (b) has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform the Sponsor’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement, and (c) no approval by any holder of the Sponsor’s equity interests is necessary to approve this Agreement.  This Agreement has been duly executed and delivered by the Sponsor and this Agreement constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

Section 2.02.Governmental Filings; No Violations; Certain Contracts.

(a)Except for filings with the SEC under the Exchange Act and such other reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Sponsor with, nor are any required to be made or obtained by the Sponsor with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by the Sponsor and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform the Sponsor’s obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(b)The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated by this Agreement by the Sponsor shall not, constitute or result in (i) a breach or violation of, or a default under, the organizational documents of the Sponsor, if applicable, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of the Sponsor pursuant to, any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and consummation of the transactions contemplated by this Agreement) compliance with the matters referred to in Section 2.02(a), under any Law to which the Sponsor is subject, or (iii) any change in the rights or obligations of any party (other than the Sponsor) under any Contract binding upon the Sponsor, except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 2.03.Litigation.  As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, (a) there are no Actions pending or, to the knowledge of the Sponsor, threatened against the Sponsor or Acquiror and (b) neither the Sponsor nor Acquiror is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority.

Section 2.04.Ownership of Acquiror Common Stock and Warrants; Voting Power.  As of the date of this Agreement the Sponsor is the record and beneficial owner of no Acquiror Preferred Stock, no Acquiror Class A Common Stock, 2,587,500 Acquiror Class B Common Stock and 5,738,000 Warrants and, other than such shares of Acquiror Common Stock and Warrants, as of the date of this Agreement, there are no Acquiror securities (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any Acquiror securities) held of record or beneficially owned by the Sponsor or in respect of which the Sponsor has full voting power.  The Sponsor is the record holder and beneficial owner of all of its shares of Acquiror Common Stock and Warrants and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such shares of Acquiror Common Stock and Warrants free and clear of any liens, claims, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such shares of Acquiror Common Stock and Warrants (collectively, “Encumbrances”), except for any such Encumbrance that (a) may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. federal securities or state securities or “blue sky” Laws, or (iii) the Acquiror’s Organizational Documents or the terms of any customary custody or similar agreement applicable to shares of Acquiror Common Stock or Warrants held in brokerage accounts or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Sponsor to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.  No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Sponsor’s shares of Acquiror Common Stock or Warrants other than pursuant to the Merger Agreement or as set forth in Acquiror’s Organizational Documents.

Section 2.05.Reliance.  The Sponsor understands and acknowledges that Acquiror and the Company are relying upon the Sponsor’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Sponsor contained in this Agreement.

Section 2.06.Finder’s Fees.  No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Acquiror, Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Sponsor.

Section 2.07.Registration Statement.  None of the information supplied or to be supplied by the Sponsor for inclusion or incorporation by reference in the Registration Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of the Acquiror and at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.08.Other Agreements.  The Sponsor has not taken or permitted any action that would or would reasonably be expected to (a) constitute or result in a breach hereof, (b) make any representation or warranty of the Sponsor set forth herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Merger Agreement or the transactions contemplated by this Agreement or the Merger Agreement.

Section 2.09.No Other Representations or Warranties.  Except for the representations and warranties made by the Sponsor in this Article 2, neither the Sponsor nor any other Person makes any express or implied representation or warranty to Acquiror or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and the Sponsor expressly disclaims any such other representations or warranties.

Article 3

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to the Sponsor as follows:

Section 3.01.Organization.  Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 3.02.Corporate Authority.  Acquiror has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  No approval by any holder of Acquiror’s equity interests is necessary to approve this Agreement.  This Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror enforceable against Acquiror in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03.No Other Representations or Warranties.  Except for the representations and warranties made by Acquiror in this Article 3, neither Acquiror nor any other Person makes any express or implied representation or warranty to the Sponsor in connection with this Agreement or the transactions contemplated by this Agreement, and Acquiror expressly disclaims any such other representations or warranties.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Sponsor as follows:

Section 4.01.Organization.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.

Section 4.02.Corporate Authority.  The Company has all requisite corporate power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  No approval by any holder of the Company’s equity interests is necessary to approve this Agreement.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03.No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty to the Sponsor in connection with this Agreement or the transactions contemplated by this Agreement, and the Company expressly disclaims any such other representations or warranties.

Article 5

GENERAL PROVISIONS

Section 5.01.Termination.  This Agreement, including the voting agreements contemplated by this Agreement, shall automatically be terminated at the earliest to occur of:  (a) the Effective Time; (b) the termination of the Merger Agreement pursuant to Article XI thereof; (c) the effective date of a written agreement duly executed and delivered by Acquiror, the Company and the Sponsor terminating this Agreement; (d) any amendment or modification of, or waiver under, the Merger Agreement, in each case without the prior written consent of the Sponsor, in a manner that extends the Outside Date (the date and time at which the earliest of clause (a), (b), (c), and (d) occurs being, the “Expiration Date”); provided, however, that in the case of any termination pursuant to clause (a) of this sentence, Section 1.05 (‘Waiver of Appraisal Rights’), Section 1.08 (‘No Litigation’) and Section 1.09 (‘Further Assurances’) and this Article 5 shall survive such termination.  Nothing set forth in this Section 5.01 or elsewhere in this Agreement shall relieve any Party of any liability or damages to any other Party for any breach of this Agreement by such Party prior to such termination or fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.

Section 5.02.Notices.  All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by a Party to the other Party shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email; provided that email transmission is promptly confirmed by telephone or otherwise.  Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address, or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 5.02:

If to Acquiror or the Sponsor:

LMF Acquisition Opportunities, Inc.

1200 West Platt Street, Suite 100

Tampa, FL 33606

Attn:	Bruce M. Rodgers
Email:	bruce@lmfunding.com

with a copy to (which shall not constitute notice):

Foley & Lardner LLP

100 N. Tampa Street, Suite 2700

Tampa, FL 33602

Attn:	Curt Creely
Email:	ccreely@foley.com

If to the Company:

SeaStar Medical, Inc.

3513 Brighton Blvd, Ste. 410

Denver, CO 80216

Attn:	Eric Schlorff
Email:	eric@seastarmed.com

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

1400 Page Mill Road

Palo Alto, CA 94304

Attn:	Albert Lung
Email:	albert.lung@morganlewis.com

Section 5.03.Miscellaneous.  Article XII, other than Sections 12.02 and 12.15, of the Merger Agreement shall apply to this Agreement mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

LMF Acquisition Opportunities, Inc.

By:	/s/ Bruce M. Rodgers
Name: Bruce M. Rodgers
Title: Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

SeaStar Medical, Inc.

By:	/s/ Eric Schlorff
Name: Eric Schlorff
Title: Chief Executive Officer

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

LMFAO Sponsor, LLC

By: /s/ Bruce M. Rodgers
Name: Bruce M. Rodgers Title: President and Chief Executive Officer

Address:   c/o LMF Acquisition Opportunities, Inc.

     1200 W. Platt St., Suite 100

     Tampa, Florida 33606

[Signature Page to Support Agreement]

Annex A

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Sponsor Support Agreement dated as of April 21, 2022 (the “Sponsor Support Agreement”) by and among Acquiror, the Company and the Sponsor that are party thereto as the same may be amended, supplemented or otherwise modified from time to time. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Sponsor Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Sponsor” under, the Sponsor Support Agreement as of the date hereof and shall have all of the rights and obligations of a Sponsor as if he, she or it had executed the Sponsor Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Sponsor Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●] [●], 20[●]

By:
Name:
Title:
Address for Notices:

With copies to: